Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

Telephone:	(212	) 318-3000
Facsimile:	(212	) 318-3400

April 4, 2005

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), filed by Alexion Pharmaceuticals, Inc. (the “Company”) on behalf of the selling securityholders (the “Selling Securityholders”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $150,000,000 aggregate principal amount of 1.375% Convertible Senior Notes due 2012 (the “Notes”) and up to 6,436,500 shares of the Company’s common stock, $.0001 par value (the “Shares”), issuable upon conversion of the Notes, to be sold by the Selling Securityholders named therein. The Notes have been issued under and pursuant to an Indenture, dated January 25, 2005, between the Company and U.S. Bank National Association, as Trustee (the “Indenture”).

As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion (i) the Notes have been duly and validly authorized for issuance by the Company and are legal, valid and binding obligations of the Company (subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally, including the laws of the State of Delaware relating to compromises, arrangements and reorganizations) and (ii) the Shares have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

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